Exhibit 99.1

FOR IMMEDIATE RELEASE

NewStar Reports Net Income of $10.3 Million, or $0.23 per Diluted Share, for the Fourth Quarter and $28.2 Million, or $0.61 per Diluted Share, for FY 2016

•

Divestiture – Sold equipment finance platform and related assets for $105 million in cash, or approximately 1.2x allocated book value, net of debt repayment, transactions fees and other retained liabilities.  The transaction generated a gain of approximately $6.7 million in the fourth quarter.

•

Investment Activity – New funded credit investments totaled $671 million in the fourth quarter and $1.9 billion for the full year, compared to $427 million last quarter and $3 billion for the full year in 2015.

•

Managed Assets – Managed loans and credit investments increased by 1.3% from the prior quarter to more than $6.7 billion as growth in managed funds offset the impact of the equipment finance asset sale during the quarter. Excluding the impact of ABL and equipment finance divestitures in 2016, managed loans and credit investments increased $306 million, or 4.8%, from the same period last year due to new fund formation and growth in balance sheet lending programs.

•

Revenue – Total revenue[1] increased by $4.2 million, or 11.7%, from the prior quarter to $40.5 million in the fourth quarter due primarily to a gain recognized on the sale of the equipment finance platform and related assets, as well as favorable mark-to-market adjustments. Total revenue for the full year increased by $44.5 million, or 44.9%, to $143.6 million compared to $99.1 million in 2015 due primarily to gains recognized on the sales of the asset-based lending and equipment finance businesses, as well as a significant increase in asset management fee revenue and favorable mark-to-market adjustments.

•

Net Interest Margin – The margin narrowed to 1.96% for the fourth quarter from 2.50% in the third quarter and 2.19% for 2016, down from 2.39% in the prior year as an increase in portfolio yield was outpaced by higher interest expense due primarily to debt prepayment expenses, increases in LIBOR index rates and wider credit spreads on new CLO issuance.

•

Credit – Credit costs decreased $0.9 million from the prior period to $2.6 million and were up $9.2 million for the full year compared to 2015.  Net charge-offs for fourth quarter were $18.9 million due primarily to a planned restructuring of a legacy loan, which was also placed on non-accrual status.  Net charge-offs for the year were $33.0 million compared to $3.4 million for 2015 as several long-term work-outs were resolved and charge-offs were applied against previously established reserves.

•

Expenses – Cost saving targets were achieved in the fourth quarter as run-rate operating expenses were reduced to $11.3 million, excluding $4.7 million of operating and transaction expenses related to the equipment finance business and $3.5 million of severance expense related to cost saving initiatives.

•

Capital Management – Returned $43.0 million of capital to shareholders in 2016 through accretive share repurchases, including $34.1 million in the fourth quarter. Book value per share increased to $15.12 as of December 31, 2016, up $0.74 from the end of the prior quarter and $0.95 from the end of last year.  Subsequent to year-end, NewStar also adopted a new quarterly dividend policy and declared a $0.02 dividend payable on March 17, 2017 to holders of record on March 2, 2017, marking the first dividend paid to stockholders in the company’s history.

Boston, February 14, 2017 – NewStar Financial, Inc. (NASDAQ: NEWS) (“NewStar” or the “Company”), an internally-managed, middle market direct lender and credit-oriented asset manager, today announced financial results for its fourth quarter of 2016, reporting net income of $10.3 million, or $0.23 per diluted share. These results compare to net income of $8.6 million, or $0.19 per diluted share in the third quarter of 2016 and $4.2 million, or $0.09 per diluted share in the fourth quarter of 2015. Operating income before

[1]	Total revenue is defined as the sum of net interest income and non-interest income income taxes was $18.4 million for the fourth quarter of 2016 compared to $14.6 million for the third quarter of 2016 and $7.1 million in the fourth quarter of 2015.

The company also announced financial results for its fiscal year, reporting net income of $28.2 million, or $0.61 per diluted share for 2016 compared to $16.9 million, or $0.35 per diluted share in 2015.  Income from operations before income taxes was $48.7 million for 2016 compared to $28.8 million in 2015.

Tim Conway, NewStar’s Chairman and Chief Executive Officer, commented on the Company’s performance: “We made significant progress on our key priorities in 2016 as we took important steps to streamline operations, reduce costs and reposition NewStar as a credit-oriented asset manager, while also returning a meaningful amount of capital to our shareholders.   We sold two non-core businesses at substantial premiums, increasing our liquidity and financial flexibility.  We reduced baseline expenses by 33% on a run-rate basis as of the fourth quarter, improving profitability.  And, we continued to expand our asset management activities with the launch of two new credit funds and a separate account with target investment portfolios of approximately $1 billion.  More than 53% of our credit investments are now held in managed funds and we doubled our management fee income in 2016.”

“Our financial results reflected the progress we are making as pre-tax returns on equity exceeded 11% in the quarter.  Revenue was up nearly 12% over last quarter and 46% from the same quarter last year. Credit costs remained within expected ranges.  Loan demand from M&A activity rebounded and our investment pace returned to expected levels.  Importantly, we returned $43 million, or 6.5% of our average equity capital, to investors in 2016 and recently declared our first quarterly dividend.  The board’s decision to adopt a quarterly dividend policy was intended to provide more balance to our capital management strategy, reflecting our commitment to improve the investment value of our stock.”

Sale of Equipment Finance platform and related assets

•

On December 1, 2016, the Company sold its equipment finance platform and related assets to Boston-based Radius Bank for $105 million in cash, net of debt repayment, transaction fees and certain retained liabilities.

•

NewStar’s equipment finance business was an independent provider of flexible equipment financing solutions to middle market companies nationwide. NewStar launched the business in 2011 and expanded it significantly over the last five years.

•

The purchase price reflected a premium of approximately 5% of NewStar’s net investment in receivables, totaling approximately $133 million, and was approximately 1.2x book value, based on allocated equity capital of 30% of net receivables.

•	The sale generated a gain of approximately $6.7 million in the fourth quarter. Total transaction costs of $4.3 million were included in operating expenses.

Dividend Policy

•	On February 10, 2017, the Company’s Board of Directors adopted a new dividend policy and declared a quarterly dividend of $0.02 per share of common stock.
•	The dividend is expected to be paid on March 17, 2017, to shareholders of record at the close of business on March 2, 2017.
•	This marks the first dividend paid to stockholders in the company’s history. The declaration and payment of future dividends will be subject to the board’s approval.

Managed and Owned Investment Portfolios

•	Total new funded credit investments were $671 million in the fourth quarter of 2016 compared to $427 million in the prior quarter and $700 million in the same quarter last year. The pace of investment accelerated somewhat in the fourth quarter as demand for acquisition financing derived from middle market leverage buyout activity improved amid an increase in M&A activity.
•

New funded credit investments were approximately $1.9 billion for the full year compared to $3 billion in 2015 and $1.8 billion in 2014.  The decrease in investment activity reflected credit selectivity and slack demand for acquisition financing due to a weaker M&A activity in the first three quarters of the year.

•

Balance sheet runoff from scheduled amortization, prepayments and loan sales (excluding the sale of the equipment finance business) totaled approximately $405 million in the fourth quarter, or 10.2% of loan and investment balances at the beginning of the period, up from $226 million, or 5.7% of balances in the prior quarter.  Runoff in the fourth quarter included $303 million of prepayments, $19 million of loan sales and $82 million of contractual amortization compared to prepayments of $148 million, loan sales of $27 million and amortization of $51 million in the prior quarter.

•

Average yields on new middle market loans and other directly originated credit investments in the fourth quarter were 6.65%, consistent with the prior quarter.   Average yields for the full year were 6.91% compared to 6.54% in 2015.

•

Loans and other investments outstanding, excluding assets managed for third parties, decreased by $381 million, or 9.6%, from the prior quarter.  The decrease was due primarily to the sale of $158 million of equipment finance loans and leases (gross) and the transfer of $485 million of loans-held-for-sale into a new managed fund during the fourth quarter.  Compared to the fourth quarter of 2015, loans and investments decreased by $239 million, or 6.2%, due to the sale of the ABL business in the first quarter of 2016, the sale of the equipment finance portfolio in the fourth quarter and the transfer of loans to managed funds which was partly offset by growth in the Leveraged Finance loan portfolio.

•

The Leveraged Finance loan portfolio decreased by $215 million during the fourth quarter to $3.6 billion due primarily to the transfer of loans-held-for-sale to a new manage fund, but was up $367 million from the prior year due as new investment activity outpaced run-off.  Commercial real estate loans decreased by 40% in the fourth quarter and by 90% for the year to less than $11 million compared to $101 at the end of 2015. The sale of equipment finance related assets reduced gross loans and leases by $158.3 million.

•

Assets held in managed funds increased by $483 million, or 16%, in the fourth quarter to approximately $3.6 billion at year-end due to the formation of a new $500 million managed fund.  For the full year, assets held in managed funds increased by 14% as growth in AUM from new fund formation assets more than offset a decrease in assets managed in funds past their investment periods.

•

The owned loan portfolio remained defensively positioned - balanced across industry sectors and highly diversified by issuer. As of December 31, 2016, no outstanding borrowings by a single obligor represented more than 0.8% of total loans outstanding, and the ten largest obligors comprised approximately 7.6% of the loan portfolio.

Net Interest Income / Margin

•

Net interest income decreased by $4.6 million to $20.7 million in the fourth quarter compared to $25.3 million in the prior quarter due primarily to $3.2 million of previously unrecorded interest income recognized during the third quarter in connection with the pay-off of a nonperforming loan at par.  Compared to the fourth quarter of last year, net interest income decreased by $3.7 million, or 15.1%.

•	For the full year, net interest income increased $8.6 million, or 10.6% due primarily to higher average balances and improvement in the portfolio yield.
•

The portfolio yield was 6.53% in the fourth quarter compared to 6.77% the prior quarter and 6.33% in the comparable period in the prior year.  The decrease in yield from the prior quarter was due primarily to the non-recurring income recognized during the third quarter in connection with the pay-off of a non-performing loan at par and an increase in deferred fee amortization related to prepayments. The increase from the prior year reflects the impact of higher yielding new credit investments.
•

Funding costs were 4.83% in the fourth quarter, which was relatively consistent with 4.67% in the third quarter, but up from 4.32% in the comparable period in the prior year due to acceleration of capitalized financing fees in connection with early debt retirement, increasing LIBOR index rates and higher average cost of funds for new CLO issuance.

•

As a result, the net interest margin narrowed to 1.96% for the fourth quarter of 2016 compared to 2.50% for the prior quarter and 2.45% in the fourth quarter of 2015.  The net interest margin was 2.19% for the full year compared to 2.39% last year.

Non-Interest Income

•

Non-interest income increased by $8.8 million to $19.8 million for the fourth quarter of 2016 compared to $11.0 million in the prior quarter and $3.3 million in the same period last year. The increase reflected a $6.7 million gain recognized on the sale of the equipment finance platform and related assets as well as an increase of $7.3 million in net unrealized gains on loans held for sale.

•	Other non-interest income items in the fourth quarter of 2016 were centered in asset management fees of $3.1 million and $1.4 million of capital markets-related fees.
•

Non-interest income increased by $35.9 million to $54.3 million for the full year of 2016 compared to $18.4 million last year.  The increase reflected $29.2 million of gains recognized on divestitures and an increase of $6.7 million of asset management fees.

Credit Performance

•	Provision expense remained within expected ranges in the fourth quarter at $2.6 million, down from $3.6 million in the prior quarter and $3.7 million in the same quarter last year.
•

Total provision expense for 2016 was $27.5 million, or 0.71% of average loans and investments during the year, up from $18.4 million, or 0.57% of average loans and investments in 2015 due primarily to the accelerated disposition of certain commercial real estate loans and the resolution of legacy impaired loans in the first quarter of 2016.

•

Total net specific provision expense decreased by approximately $0.7 million in the fourth quarter of 2016 to $2.5 million compared to $3.2 million in the prior quarter and $2.4 million in the same quarter last year.  Specific provision expense was $24.8 million for the full year compared to $9.5 million last year.

•

Net charge-offs in the fourth quarter of 2016 were $18.9 million compared to a small recovery in the prior quarter.  Charge-off activity in the fourth quarter was due primarily to the restructuring of a legacy impaired loan for which specific reserves had previously been established to cover the charge-off.  Although the remaining $12.7 million balance of the restructured loan was performing, it was placed on non-accrual status on a discretionary basis until the company demonstrates further progress on its turnaround strategy.  Net charges-offs for the year were $33.0 million, or 0.88% of average loans compared to $3.4 million, or 0.11% of average loans in 2015.

•

The allowance for credit losses was $51.4 million, or 1.76 % of consolidated loans and approximately 51.8% of non-performing loans (NPLs), at December 31, 2016, compared to $66.4 million, or 2.29% of consolidated loans and approximately 76.0% of NPLs, at September 30, 2016.

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Non-performing loans increased slightly to $99.2 million, or 2.99% of loans and leases held for investment at December 31, 2016, compared to $87.3 million or 2.66% of loans and leases held for investment at the end of the prior quarter.

Expenses

•	Run-rate expenses were $11.3 million in the fourth quarter, excluding severance costs and equipment finance related expenses, which was 33% lower than the first quarter baseline as expected.
•

Total operating expenses for the fourth quarter increased by $1.4 million to $19.5 million compared to $18.1 million in the prior quarter due to approximately $4.3 million of transaction expenses related to the sale of the equipment finance platform and $3.5 million of severance costs related to cost savings initiatives.

•	As a result, expenses as a percentage of average assets increased to 1.84% of average assets in the fourth quarter compared to 1.76% in the prior quarter.
•

Operating expenses, excluding non-cash equity compensation and severance costs, were $15.0 million in the fourth quarter up from $12.9 million during the third quarter due primarily to non-recurring expenses related to the sale of the equipment finance line of business and other short-term projects.

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The Company had 69 full-time employees at December 31, 2016 compared to 83 full-time employees at September 30, 2016 and 122 employees at December 31, 2015.  The reduction in staffing levels reflects the sale of the asset-based lending and equipment finance business lines, as well as other strategic initiatives to streamline operations.

Income Taxes

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Deferred income taxes increased $10.9 million to $40.8 million as of December 31, 2016.  The increase in deferred income taxes was driven primarily by activity in the allowance for credit losses, the equipment leasing asset sale and changes available for sale securities.

•	Approximately $23.4 million and $9.4 million of the net deferred tax asset as of December 31, 2016 were related to our allowance for credit losses and incentive compensation, respectively.

Funding and Capital

•	Total cash and equivalents as of December 31, 2016 were $417.1 million, of which $154.5 million was unrestricted.
•

Unrestricted cash increased from $36.3 million at September 30, 2016 due primarily to the sale of the equipment finance platform and the transfer of loans held for sale into a newly formed fund, while restricted cash decreased by $107.8 million to $262.6 million at December 31, 2016 due primarily to cash collections in CLOs and other SPVs ahead of settlement dates.

•	Advances under credit facilities decreased by $47.3 million to $445.5 million during the fourth quarter due partly to debt repayment in connection with the sale of the equipment finance business.
•

Term debt securitization balances decreased from the prior quarter by $132.7 million to $2.2 billion at December 31, 2016, reflecting the redemption of the 2007-1 CLO and the leasing ABS transaction during the fourth quarter.

•	As a result, total debt decreased by approximately $175.2 million to $3.3 billion at December 31, 2016 and leverage decreased to 5.1x compared to 5.2x at the end of the prior quarter.

Equity

•

Book value per share increased by $0.74 to $15.12 at the end of the fourth quarter compared to $14.38 at the end of the prior quarter due primarily to accretive share repurchases and retained earnings.

•

Average diluted shares outstanding totaled 43.8 million for the quarter, down from 45.8 million for the prior quarter, and total outstanding shares at December 31, 2016 were 42.8 million compared to 46.7 million at September 30, 2016.

•

Pre-tax returns on average equity increased to 11.1% in the fourth quarter from 8.7% in the prior quarter.  On an after-tax basis, returns on average equity increased to 6.3% in the fourth quarter from 5.2% from the prior quarter.

Conference Call and Webcast

NewStar will host a webcast/conference call to discuss the results today at 10:00 am Eastern Time. All interested parties are invited to participate via telephone or webcast, which will be hosted through the Investor Relations section at www.newstarfin.com. Please visit the website to register for the webcast and test your connection prior to the call. You can also access the conference call by dialing 877-755-7419 approximately 5-10 minutes prior to the call.  International callers should dial 973-200-3080. All callers should reference “NewStar Financial.”

For convenience, an archived replay of the call will be available through February 22, 2017 by dialing 855-859-2056. International callers should call 404-537-3406. For all replays, please use the passcode 56986355. The audio replay will also be available through the Investor Relations section at www.newstarfin.com.

About NewStar Financial

NewStar Financial Inc. (NASDAQ:NEWS) is an internally-managed, commercial finance company with $6.7 billion of assets managed across two complementary business lines – middle market direct lending and asset management.  The Company’s direct lending activities are focused on meeting the complex financing needs of companies and private investors in the middle markets through specialized lending groups that offer a range of flexible debt financing options.  Credit investments are originated directly through teams of experienced, senior bankers and marketing officers organized around key industry and market segments. Through its asset management platforms, NewStar offers a range of investment products employing credit-oriented strategies focused on middle market loans and liquid, tradeable credit. The Company manages approximately $1.3 billion of assets in a series of private credit funds and separate accounts that co-invest in middle market loans originated through its established leveraged finance lending platform and its strategic relationship with GSO Capital, the credit division of The Blackstone Group. Through its wholly-owned subsidiary, NewStar Capital, the Company also has more than $2 billion of assets managed across a series of CLOs that invest primarily in broadly syndicated, non-investment grade loans, as well as other sponsored funds and managed accounts that invest across various asset classes, including non-investment grade loans and bonds.

NewStar is headquartered in Boston MA and has regional offices in Chicago, IL, Darien, CT, and New York, NY. For more detailed information, please visit our website at www.newstarfin.com.

For additional information contact:

Robert K. Brown

500 Boylston Street, Suite 1250

Boston, MA 02116

617.848.2558

rbrown@newstarfin.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future performance, our expectations regarding our ability to support continued future asset growth or expense reductions and the declaration of future dividends.  All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, the market price for NewStar’s stock prevailing from time to time, the nature of other investment opportunities presented to NewStar from time to time, objectives, future performance, financing plans and restrictive covenants in our debt instruments. As such, they are subject to material risks and uncertainties, including our ability to leverage new and future assets to support growth, the continued success of our strategic relationships; the general state of the economy; our ability to compete effectively in a highly competitive industry; our ability to integrate acquired businesses; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2015 Annual Report on Form 10-K, and as supplemented by any Risk Factors contained in our Quarterly Reports on Form 10‑Q.  NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. NewStar plans to file its Annual Report on Form 10-K for the year ended December 31, 2016 with the SEC on or before March 16, 2017 and urges its shareholders to refer to that document for more complete information concerning NewStar’s financial results.

Non-GAAP Financial Measures

References to “total revenue” refer to net interest income plus non-interest income.  “Core revenue” refers to total revenue excluding gain or loss on sale of business and other non-core items.  “Adjusted operating expenses” refers to operating expenses, excluding severance costs and compensation expense related to restricted stock grants that are required to be included under GAAP.  References to “risk-adjusted revenue” refer to net interest income after provision for credit losses plus non-interest income. NewStar management uses core revenue and adjusted operating expenses to analyze performance in support of operational and investment decisions, and NewStar believes that these measurements provide useful information to investors in their evaluation of our financial performance and condition.  Excluding non-recurring items from revenue measures and excluding expenses incurred in connection with severance costs, compensation expense related to restricted stock grants and option grants each eliminate unique amounts that make it difficult to assess our core performance and compare our period over period results. Reconciliations of these non-GAAP financial measures to their respective most directly comparable GAAP measures are included on pages 14 and 15 of this release.

NewStar Financial, Inc.

Consolidated Balance Sheets

(unaudited)

	December 31,	September 30,	December 31,
($ in thousands)	2016	2016	2015
Assets:

Cash and cash equivalents	$154,480	$36,266	$35,933
Restricted cash	262,643	370,487	153,992
Cash collateral on deposit with custodians	7,564	7,564	61,081
Investments in debt securities, available-for-sale	119,307	90,814	94,177
Loans held-for-sale, net	144,060	429,718	478,785
Loans and leases, net	3,239,191	3,186,998	3,134,072
Interest receivable	14,622	14,829	13,932
Property and equipment, net	274	296	638
Deferred income taxes, net	40,807	29,881	33,133
Income tax receivable	—	1,381	5,342
Goodwill	17,884	17,884	17,884
Identified intangible asset, net	572	655	910
Other assets	39,188	53,786	21,504
Assets held-for-sale	—	162,801	—
Total assets (1)	$4,040,592	$4,403,360	$4,051,383

Liabilities:

Credit facilities, net (1)	$445,493	$492,758	$832,686
Term debt securitizations, net (1)	2,195,064	2,327,717	1,821,519
Senior notes, net (1)	373,919	373,462	372,153
Subordinated notes, net (1)	241,390	239,543	209,509
Repurchase agreements, net (1)	55,046	52,591	96,224
Accrued interest payable	21,319	31,021	18,073
Income tax payable	12,562	—	—
Other liabilities	48,377	170,380	41,741
Liabilities held-for-sale	—	44,158	—
Total liabilities (1)	3,393,170	3,731,630	3,391,905
Total stockholders' equity	647,422	671,730	659,478
Total liabilities and stockholders’ equity	$4,040,592	$4,403,360	$4,051,383

(1) Prior years have been adjusted to reflect the adoption of ASU 2015-03.

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
($ in thousands, except per share amounts)	2016	2016	2015
Net interest income:
Interest income	$64,217	$65,155	$60,591
Interest expense	43,529	39,897	36,222
Net interest income	20,688	25,258	24,369
Provision for credit losses	2,635	3,570	3,667
Net interest income after provision for credit losses	18,053	21,688	20,702

Non-interest income (loss):
Asset management income	3,062	3,353	3,707
Fee income	1,442	2,946	2,999
Loss on derivatives, net	(153)	(13)	(5)
(Loss) gain on sale of loans, net	(2,131)	(19)	154
Other miscellaneous income	3,157	4,231	3,144
Loss on total return swap	—	—	(4,121)
Unrealized gain (loss) on loans held-for-sale, net	7,751	468	(2,568)
Gain on sale of Equipment Finance assets	6,655	—	—
Total non-interest income	19,783	10,966	3,310
Operating expenses:
Compensation and benefits	10,704	13,175	11,905
General and administrative expenses	8,758	4,894	4,967
Total operating expenses	19,462	18,069	16,872
Income from operations before income taxes	18,374	14,585	7,140
Income tax expense	8,044	5,941	2,931
Net income	$10,330	$8,644	$4,209

Earnings per share:
Basic EPS	$0.23	$0.19	$0.09
Diluted EPS	$0.23	$0.19	$0.09

Weighted average shares outstanding:
Basic	43,732,133	45,812,139	45,601,534
Diluted	43,780,606	45,812,139	46,954,059

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Year Ended December 31,
($ in thousands, except per share amounts)	2016	2015
Net interest income:
Interest income	$250,716	$201,785
Interest expense	161,345	120,986
Net interest income	89,371	80,799
Provision for credit losses	27,541	18,387
Net interest income after provision for credit losses	61,830	62,412

Non-interest income (loss):
Asset management income	13,399	6,661
Fee income	7,278	13,508
Loss on derivatives, net	(184)	(29)
(Loss) gain on sale of loans, net	(2,095)	467
Other miscellaneous income	10,352	5,271
Loss on total return swap	(6,062)	(4,953)
Unrealized gain (loss) on loans held-for-sale, net	2,406	(2,568)
Gain on sale of divested business and assets	29,166	—
Total non-interest income	54,260	18,357
Operating expenses:
Compensation and benefits	43,344	35,909
General and administrative expenses	24,095	16,019
Total operating expenses	67,439	51,928
Income from operations before income taxes	48,651	28,841
Income tax expense	20,427	11,951
Net income	$28,224	$16,890

Earnings per share:
Basic EPS	$0.61	$0.37
Diluted EPS	$0.61	$0.35

Weighted average shares outstanding:
Basic	45,592,320	45,630,867
Diluted	45,618,100	47,535,016

 NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
($ in thousands)	2016	2016	2015
Performance Ratios:
Return on average assets	0.98%	0.84%	0.42%
Return on average equity	6.26	5.16	2.52
Pre-tax return on average equity (ROAE)	11.14	8.71	4.28
Net interest margin, before provision	1.96	2.50	2.45
Operating expenses as a percentage of average AUM	1.15	1.09	1.06
Operating expenses as a percentage of average total assets	1.84	1.76	1.68
Efficiency ratio	48.09	49.88	60.96
Portfolio yield	6.53	6.77	6.33

Credit Quality Ratios:
Delinquent loan rate for loans 60 days or more
past due (at period end)	0.64%	0.50%	0.84%
Delinquent loan rate for accruing loans 60 days
or more past due (at period end)	—	—	0.26
Non-accrual loan rate (at period end)	2.99	2.66	3.43
Non-performing asset rate (at period end)	3.45	3.12	3.44
Annualized net charge off (recovery) rate (end of period loans)	2.26	(0.01)	(0.07)
Annualized net charge off (recovery) rate (average period loans)	1.98	—	(0.06)
Allowance for credit losses ratio (at period end)	1.76	2.29	1.81

Capital and Leverage Ratios:
Equity to assets	16.02%	15.25%	16.12%
Debt to equity (1)	5.11	5.19	5.05
Book value per share	$15.12	$14.38	$14.17

Average Balances:
Loans and other debt products, gross	$3,904,115	$3,818,252	$3,792,173
Interest earning assets	4,192,123	4,019,721	3,951,302
Total assets	4,196,793	4,095,296	3,986,034
Interest bearing liabilities	3,588,650	3,399,977	3,327,106
Equity	656,282	666,530	661,339
Assets under management (AUM)	6,758,842	6,609,920	6,340,199

Allowance for credit loss activity:
Balance as of beginning of period	$66,366	$64,043	$54,481
General provision for credit losses	1,430	336	1,244
Specific provision for credit losses	2,498	3,234	2,422
Net (charge offs) recoveries	(18,886)	46	579
Reclass of Equipment Finance to Assets held-for-sale	—	(1,293)	—
Balance as of end of period	$51,408	$66,366	$58,726

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
($ in thousands)	2016	2016	2015
Supplemental Data (at period end):
Investments in debt securities	$126,050	$96,931	$100,943
Loans and leases, held-for-sale (2)	145,966	593,640	485,874
Loans held-for-investment	3,319,550	3,281,727	3,243,580
Loans and investments in debt securities	3,591,566	3,972,298	3,830,397
Deferred fees, net (3)	(38,072)	(60,918)	(65,104)
Allowance for loan losses - general	(31,165)	(29,705)	(31,506)
Allowance for loan losses - specific	(19,771)	(36,160)	(26,753)
Total loans and investments in debt securities, net	$3,502,558	$3,845,515	$3,707,034

Unused lines of credit	326,051	287,172	601,805
Standby letters of credit	8,239	8,754	8,696
Total unfunded commitments	$334,290	$295,926	$610,501

(1) Prior year have been adjusted to reflect the adoption of ASU 2015-03.
(2) Includes gross equipment loans and leases, held-for-sale with an outstanding balance of $158.3 million at September 30, 2016, which is included in Assets held-for-sale.
(3) Includes deferred fees, net related to equipment loans and leases held-for-sale of $20.3 million at September 30, 2016.

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Year Ended December 31,
($ in thousands)	2016	2015
Performance Ratios:
Return on average assets	0.69%	0.49%
Return on average equity	4.28	2.56
Net interest margin, before provision	2.19	2.39
Operating expenses as a percentage of average total assets	1.65	1.51
Operating expenses as a percentage of average AUM	1.00	1.12
Efficiency ratio	46.95	52.37
Portfolio yield	6.46	6.27

Credit Quality Ratios:
Annualized net charge off (recovery) rate (end of period loans)	1.00	0.10
Annualized net charge off (recovery) rate (average period loans)	0.88	0.11

Average Balances:
Loans and other debt products, gross	$3,871,931	$3,216,805
Interest earning assets	4,081,983	3,380,100
Total assets	4,080,800	3,449,618
Interest bearing liabilities	3,472,392	2,782,044
Equity	659,004	658,600
Assets under management (AUM)	6,736,247	4,626,098

Allowance for credit loss activity:
Balance as of beginning of period	$58,726	$43,693
General provision for credit losses	2,751	8,892
Specific provision for credit losses	24,790	9,495
Net charge offs	(33,040)	(3,354)
Reversal due to sale of Business Credit	(1,819)	—
Balance as of end of period	$51,408	$58,726

NewStar Financial, Inc.

Non-GAAP Selected Financial Data

(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
($ in thousands)	2016	2016	2015
Performance Ratios:
Adjusted operating expenses as a percentage of average total assets	1.42%	1.25%	1.60%

Consolidated Statement of Operations Adjustments (1):
Operating expenses	$19,462	$18,069	$16,872
Less: non-cash equity compensation expense (2)	921	959	823
Less: severance expenses	3,519	4,197	—
Adjusted operating expenses	$15,022	$12,913	$16,049

	Three Months Ended
	December 31,	September 30,	December 31,
	2016	2016	2015
Core revenue
Net interest income	$20,688	$25,258	$24,369
Non-interest income	19,783	10,966	3,310
Total Revenue	40,471	36,224	27,679
Less: Gain on sale of Equipment Finance assets	(6,655)	—	—
Add back: Loss on total return swap	—	—	4,121
Core revenue	$33,816	$36,224	$31,800

	Three Months Ended
	December 31,	September 30,	December 31,
	2016	2016	2015
Risk-adjusted revenue
Net interest income after provision for credit losses	$18,053	$21,688	$20,702
Non-interest income	19,783	10,966	3,310
Risk-adjusted revenue	$37,836	$32,654	$24,012

(1) Adjustments are pre-tax, unless otherwise noted.
(2) Non-cash compensation charge related to restricted stock grants.

NewStar Financial, Inc.

Non-GAAP Selected Financial Data

(unaudited)

	Year Ended December 31,
($ in thousands)	2016	2015
Performance Ratios:
Adjusted operating expenses as a percentage of average total assets	1.37%	1.41%

Consolidated Statement of Operations Adjustments(1):
Operating expenses	$67,439	$51,928
Less: non-cash equity compensation expense (2)	3,743	3,273
Less: severance costs	7,717	—
Adjusted operating expenses	$55,979	$48,655

	Year Ended December 31,
	2016	2015
Core revenue
Net interest income	$89,371	$80,799
Non-interest income	54,260	18,357
Total Revenue	143,631	99,156
Less: Gain on sale of divested business and assets	(29,166)	—
Add back: Loss on total return swap	6,062	4,953
Core revenue	$120,527	$104,109

	Year Ended December 31,
	2016	2015
Risk-adjusted revenue
Net interest income after provision for credit losses	$61,830	$62,412
Non-interest income	54,260	18,357
Risk-adjusted revenue	$116,090	$80,769

(1) Adjustments are pre-tax.
(2) Non-cash compensation charge related to restricted stock grants.

NewStar Financial, Inc.

Portfolio Data

(unaudited)

	December 31,		September 30,		December 31,
($ in thousands)	2016		2016		2015

Portfolio Data: (Balance Sheet AUM)
Senior secured cash flow	$3,362,638	93.6%	$3,609,692	90.9%	$3,008,829	78.6%
Senior secured asset-based (1)	29,213	0.8	187,688	4.7	534,979	14.0
First mortgage	10,624	0.3	17,742	0.5	100,732	2.6
Other	189,091	5.3	157,176	3.9	185,857	4.8
Total	$3,591,566	100.00%	$3,972,298	100.00%	$3,830,397	100.0%

Leveraged Finance	$3,580,942	99.7%	$3,796,267	95.6%	$3,214,131	83.9%
Business Credit	—	—	—	—	342,281	9.0
Real Estate	10,624	0.3	17,742	0.4	100,732	2.6
Equipment Finance (1)	—	—	158,289	4.0	173,253	4.5
Total	$3,591,566	100.0%	$3,972,298	100.0%	$3,830,397	100.0%

Managed Portfolio (AUM)
Commercial Lending
Loans held-for-investment (2)	$2,915,805	43.3%	$2,892,467	43.5%	$3,243,580	$46.7%
Loans held-for-sale (1)(2)	145,966	2.2	593,640	8.9	485,874	7.0
Total Commercial Lending	$3,061,771	45.4%	$3,486,107	52.4%	$3,729,454	53.7%

Asset Management
Middle Market Direct Lending
Investments in debt securities (2)	$126,050	1.9%	$96,931	1.4%	$100,943	1.4%
Arlington Program (3)	402,762	6.0	397,319	6.0	401,794	5.8
Berkeley Fund (3)	502,245	7.5	—	—	—	—
Clarendon Fund (3)	399,022	5.9	397,916	6.0	397,852	5.7
Credit Opportunities Fund (3)	10,661	0.2	11,300	0.2	24,926	0.4
Sub-total Middle Market Direct Lending	1,440,740	21.4%	903,466	13.6%	925,515	13.3%
Liquid/Tradeable Credit
Arch Street (3)	403,745	6.0%	389,260	5.9%	—	—
Avery Street (3)	51,556	0.8	63,893	1.0	123,765	1.8
Emerson Place (3)	82,660	1.2	104,265	1.6	163,575	2.3
Hull Street (3)	495,684	7.4	498,870	7.5	499,428	7.2
Lime Street (3)	241,145	3.6	241,687	3.6	251,628	3.6
Longfellow Place (3)	500,080	7.4	500,341	7.5	502,038	7.2
Staniford Street (3)	398,329	5.9	397,912	6.0	400,074	5.8
TRS Fund (2,4)	—	—	—	—	163,399	2.4
Other (3)	64,153	1.0	66,678	1.0	190,590	2.7
Sub-total Liquid/Tradeable Credit	2,237,352	33.2%	2,262,906	34.0%	2,294,497	33.0%
Total Managed Assets	$6,739,863	100.0%	$6,652,479	100.0%	$6,949,466	100.0%

(1) Equipment Finance was transferred to held-for-sale as of September 30, 2016.

(2) Managed assets owned by NewStar Financial Inc. include investments in debt securities, loans held-for-sale (LHFS), assets held-for-sale, and loans held-for-investment, as well as loans referenced by a total return swap managed in the TRS Fund. Cash and other consolidated assets of NewStar Financial Inc. are excluded.

(3) Managed assets include loans, cash and other investments held by funds and managed by NewStar Financial and its affiliates.

(4) TRS Fund was structured as a total return swap that references a portfolio of broadly syndicated loans.  NewStar earns net interest income and retains the risk of the reference assets.  The TRS matured on March 31, 2016.